4:

A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	3,683,293,854.88	100.000
Withheld	0.00	0.000
TOTAL	3,683,293,854.88	100.000
Albert R. Gamper, Jr.
Affirmative	3,683,293,854.88	100.000
Withheld	0.00	0.000
TOTAL	3,683,293,854.88	100.000
Abigail P. Johnson
Affirmative	3,683,293,854.88	100.000
Withheld	0.00	0.000
TOTAL	3,683,293,854.88	100.000
Arthur E. Johnson
Affirmative	3,683,293,854.88	100.000
Withheld	0.00	0.000
TOTAL	3,683,293,854.88	100.000
Michael E. Kenneally
Affirmative	3,683,293,854.88	100.000
Withheld	0.00	0.000
TOTAL	3,683,293,854.88	100.000
James H. Keyes
Affirmative	3,683,293,854.88	100.000
Withheld	0.00	0.000
TOTAL	3,683,293,854.88	100.000
Marie L. Knowles
Affirmative	3,683,293,854.88	100.000
Withheld	0.00	0.000
TOTAL	3,683,293,854.88	100.000
Kenneth L. Wolfe
Affirmative	3,683,293,854.88	100.000
Withheld	0.00	0.000
TOTAL	3,683,293,854.88	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	3,683,293,854.88	100.000
Against	0.00	0.000
Abstain	0.00	0.000
Broker Non-Votes	0.00	0.000
TOTAL	3,683,293,854.88	100.000
A Denotes trust-wide proposal and voting results.